                                                                     Exhibit 4.8

                             STOCK OPTION AGREEMENT


       THIS AGREEMENT is made as of the 30th day of September, 1991 between DEPRENYL USA, INC., a corporation incorporated under the laws of the State of New Jersey (hereinafter referred to as the "Company") and HERBERT F. HABERMAN, MD, FRCPC, an individual residing at 12 Ridgewood Road, Toronto, ON M5P 1T5 CANADA (hereinafter referred to as the "Participant").

       WITNESSETH:

       WHEREAS, the Board of Directors of the Company has determined that in consideration for services rendered on the Company's behalf and in order to provide an inducement to the Participant to acquire a proprietary interest in the Company, it is in the Company's best interest to grant an option to him to purchase shares of the Company's common stock ("Shares") on the terms and conditions set forth in this Agreement.

       NOW, THEREFORE, in consideration of the mutual covenants and conditions expressed herein, it is agreed by and between the parties as follows:

1.1    DEFINITIONS

       In this Agreement:

       "Board of Directors" means the board of directors of the Company;

       "Exercise Price" means CDN. $6.79;

       "Expiration Date" means 5:00 p.m. (Eastern Standard Time) on the later of the dates provided in Section 2.2;

       "Optioned Shares" means that number of Shares which are subject to the option granted by the Company to the Participant pursuant to this Agreement;

       "Services" means consulting or other services provided by the Participant to the Company pursuant to the Consulting Agreement between the Participant and the Company; and

       "Shares" means shares of common stock, without par value, of the Company.

2.1    GRANT OF OPTION

       The Company hereby grants to the Participant an option to purchase, in accordance with the vesting rights outlined in Sections 2.6 and 2.7 hereof, up to 10,000 Shares for an amount per Share equal to the Exercise Price, upon the terms and subject to the conditions herein contained.

2.2 Subject to Sections 2.6, 2.7 and 3.1 hereof, the Participant shall have the right, at any time prior to 5:00 p.m. (Eastern Standard Time) on the fifth anniversary date hereof, being September 30, 1996 (provided that if such day is not a day on which the Company is open for business then on the first following day on which the Company is open for business) to exercise this option for any number of the Optioned Shares up to the maximum number of Shares specified in Section 2.1 above.

2.3 The option may be exercised by the Participant or by his executors or personal representatives in the circumstances described in Section 4.1 by providing to the Company notice in writing in the form of Schedule A hereto setting out the number of Optioned Shares with respect to which the option is being exercised. The notice must be accompanied by a certified check, official bank cashier's check or money order in an amount equal to the Exercise Price multiplied by the number of Shares requested and a duly executed copy of this Agreement.

2.4 The Company shall cause its registrar and transfer agent to deliver to the Participant as soon as practicable after receipt of such notice and payment a certificate or certificates registered in the name of the Participant or as the Participant may direct for the number of Shares with respect to which the option is duly exercised.

2.5 Nothing contained in this Agreement or action taken pursuant hereto shall obligate the Participant to purchase and/or pay for, or the Company to issue, any Shares except those Optioned Shares with respect to which the Participant shall have duly exercised the option to purchase in accordance with this Agreement.

2.6 Subject to Section 2.7 hereof, the option granted hereunder shall vest in the following manner:

       (a) one-quarter of the option on the first anniversary of the day immediately preceding the date hereof, being September 29, 1992;

       (b) one-quarter of the option on the second anniversary of the day immediately preceding the date hereof, being September 29, 1993;

       (c) one-quarter of the option on the third anniversary of the day immediately preceding the date hereof, being September 29, 1994; and

       (d) one-quarter of the option on the fourth anniversary of the day immediately preceding the date hereof, being September 29, 1995;

       and, except as provided by Section 6.1, the Participant shall only be entitled to exercise this option in the amounts set out above and from and after the dates so specified.

2.7 Notwithstanding anything contained in Section 2.6 hereof, the option shall continue to vest only so long as the Participant continues to provide Services to the Company. Should the Participant cease to provide such Services ("Termination"), no further vesting of the option shall occur unless the Board of Directors determines otherwise and the provisions of Section 3.1 shall apply with respect to the exercise of the option to the extent that it has vested and has not yet been exercised.

3.1    EXPIRATION ON TERMINATION

       Subject to Section 4.1 hereof, upon Termination, such part of the option as is then vested but unexercised may be exercised by the Participant for a period of ninety (90) days after Termination or such later date as the Board of Directors may approve after which time this option shall expire; provided, however, that in no event may this option be exercised after the Expiration Date.

4.1    DEATH OR PERMANENT DISABILITY

       In the event that on or prior to the Expiration Date, the Participant dies or becomes totally and permanently disabled while providing Services to the Company, this option, to the extent then vested but unexercised, may be exercised by the Participant for a period up to six (6) months after the death or disability of the Participant; provided, however, that in no event may this option be exercised after the Expiration Date. Disability shall be defined as in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended. For the purposes of this provision only, reference to the Participant in this Agreement shall be construed as including the executors or personal representatives of a deceased Participant. In the event that this option is not exercised within the period of six (6) months set out above, this option shall expire.

5.1    SUBDIVISION, CONSOLIDATION OR REORGANIZATION

       (a) In the event of any subdivision, redivision or change of the Shares of the Company into a greater number of Shares at any time after the date of this Agreement and prior to the Expiration Date of this option, the Company shall deliver at the time of exercise of this option, but for the same aggregate consideration payable therefor, such additional number of Shares as the Participant would have been entitled to receive as a result of such subdivision, redivision or change if on the record date thereof the Participant had been the registered holder of the number of such Shares with respect to which the option is later exercised.

       (b) In the event of any consolidation or change of the Shares of the Company into a lesser number of Shares at any time after the date of this Agreement and prior to the expiration of this option, the Company shall deliver at the time of exercise of this option, but for the same aggregate consideration payable therefor, such reduced number of Shares, as the Participant would have been entitled to receive upon such consolidation or change if on the record date thereof the Participant had been the registered holder of the number of such Shares with respect to which the option is later exercised.

       (c) If at any time after the date of this Agreement and prior to the expiration of this option, the Shares shall be reclassified or reorganized, otherwise than as specified in Sections 5.1(a) and (b), the Participant shall be entitled to receive upon the exercise of this option and shall accept in lieu of the number of Shares then subscribed for, but for the same aggregate consideration payable therefor, the same aggregate number of shares of the appropriate class of shares that the Participant would have been entitled to receive as a result of such reclassification or other reorganization of Shares if on the record date thereof the Participant had been the registered holder of the number of such Shares with respect to which the option is later exercised.

6.1    TAKE-OVER BID

       If an offeror makes an offer to purchase 50% or more of the outstanding Shares to substantially all holders of the Shares or, if an insider of the Company makes an offer to purchase Shares to substantially all holders of the Shares, and the Board of Directors recommends acceptance of such offer to the shareholders of the Company and the offer price is greater than the Exercise Price, then this option, whether or not it has vested in whole or in part, shall become immediately exercisable. The Participant shall be bound to exercise this option and to tender the Optioned Shares issued upon exercise of this option into the offer upon receipt of notice from the Company if the Company provides an interest-free loan to the Participant in the amount of the Exercise Price for all of the Optioned Shares issuable upon exercise of this option, subject to the execution of a security agreement by the Participant in favor of the Company securing repayment of the loan.

7.1    NO ASSIGNMENT

       The Participant may not assign, transfer, pledge or hypothecate any of his rights hereunder in any way (whether by operation of law or otherwise) except by will or by the laws of succession on intestacy which may apply to the estate of the Participant upon his death. The option granted herein shall not be subject to execution, attachment or similar process. Upon any attempt to assign, transfer, pledge, hypothecate or otherwise dispose of this option contrary to the provisions hereof, or upon the levy of any attachment or similar process upon the option granted herein, such option shall immediately become void.

8.1    GENERAL

       (a)    Time shall be of the essence of this Agreement.

       (b) In this Agreement, words importing the singular number include the plural and vice versa and words importing the masculine gender include the feminine and neuter genders.

       (c) All notices which may be or are required to be given by one party to the other party pursuant to this Agreement shall be in writing and shall be mailed by first class or certified mail, return receipt requested, postage prepaid, or transmitted by hand delivery as follows:

       If to the Company:                    Deprenyl USA, Inc.
                                             378 Roncesvalles Ave.
                                             Toronto, ON M6R 2M7
                                             CANADA

                                             Attention:  Dr. D. Geoffrey Shulman


              with a copy to:                Nanette W. Mantell, Esq., Corporate Secretary
                                             Lane and Mantell
                                             991 Route 22 West
                                             PO Box 8539
                                             Somerville, NJ
                                             08876
                                             U.S.A.

       If to the Participant:                at the address of the Participant from time to time in
                                             the records of the Company,

       or such other address as to which either party may from time to time notify the other as aforesaid.

9.1    RESTRICTIONS ON TRANSFER

       The Participant understands and acknowledges that the option and Shares underlying the option have not been registered and that they are subject to certain restrictions on transfer under the Securities Act of 1933 of the United States, as amended, (the "1933 Act"); such restrictions provide that the Shares may not be sold without registration or exemption from registration under the 1933 Act; and, for purposes of the Securities Act (Ontario) (the "Ontario Act"), the first trade of the Shares issued pursuant to the exercise of the option, other than a trade exempted by the Ontario Act, will be a distribution unless the Company has been a reporting issuer for at least twelve (12) months and the Company is not in default of any requirement of the Ontario Act, disclosure has been made to the Ontario Securities Commission of the exempt trade, no unusual effort is made to prepare the market or create a demand for the Shares, and no extraordinary commission or consideration is paid with respect to the trade, provided that such first trade is not from the holdings of a so-called "control block".

       IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto.

Attest:                                       DEPRENYL USA, INC.
                                              a New Jersey corporation



s/Edward L. Foster                            By: s/D. Geoffrey Shulman
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Edward L. Foster, Treasurer                       Dr. D. Geoffrey
Shulman, President



                                              PARTICIPANT


                                              s/Herbert F. Haberman
                                              ----------------------------------
                                              Herbert F. Haberman, MD, FRCPC

                                   SCHEDULE A

                                SUBSCRIPTION FORM


To:    The Secretary of Deprenyl USA, Inc.


       Pursuant to the terms and subject to the conditions set forth in the
Stock Option Agreement (the "Agreement") dated         , between Deprenyl USA,
Inc. and the undersigned, I hereby elect to purchase        shares of Common
Stock of Deprenyl USA, Inc. I understand that such purchase is subject to all the terms and conditions of the Agreement. I request that the certificates for such shares of Common Stock shall be issued in the name of:

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                     (please print or type name and address)

and be delivered to:

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                     (please print or type name and address)


       In full payment of the purchase price with respect to the Optioned Shares exercised, the undersigned hereby tenders payment of $___________ by certified check or official bank cashier's check or money order payable in Canadian currency to the order of Deprenyl USA, Inc.


Dated:                                       X
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                                                   (Signature)


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                                                   Name (Please Print)


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                                                   (Address)


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                                                   Taxpayer Identification Number